UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

Filed by the Registrant	☒

Filed by a Party Other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only as permitted by Rule 14a-6(e)(2)
☒	Definitive Proxy Statement
☐	Definitive Additional Material
☐	Solicitation Material under §240.14a-12

GAUCHO GROUP HOLDINGS, Inc.

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

GAUCHO Group HOLDINGS, Inc.

112 NE 41st Street, Suite 106

Miami Beach, FL 33137

AMENDMENT TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held on December 28, 2023 at 12:00 p.m. Eastern Time

Explanatory Note

This Amendment No. 1 (this “Amendment”) to the Definitive Proxy Statement (the “Proxy Statement”) filed by Gaucho Group Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on November 13, 2023 and first made available to stockholders beginning November 17, 2023, amends and replaces the description of Proposal No. 3 as included on page 16 of the Proxy Statement. Proposal No. 3 included in the Proxy Statement provided that any participant investing at least $100,000 in the Private Placement will receive the grant of a lot at Algodon Wine Estates. The terms of the Private Placement have since been revised to remove the grant of a lot at Algodon Wine Estates. This Amendment revises Proposal No. 3 to remove the statement that any participant investing at least $100,000 will receive the grant of a lot at Algodon Wine Estates.

The information in the Proxy Statement remains unchanged except as set forth in this Amendment, in which case the information in the relevant portion of the Proxy Statement is superseded by the information in this Amendment. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote.

This Amendment should be read in conjunction with the Proxy Statement, which should be read in its entirety and is available on the internet at: https://www.cstproxy.com/gauchogroupholdings/sms2023. Page number references below are to page numbers in the Proxy Statement, and capitalized terms used but not defined herein have the meanings set forth in the Proxy Statement.

Proposal No. 3 as included on page 16 of the Proxy Statement is amended as follows:

PROPOSAL NO. 3

TO APPROVE FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(D), THE FULL ISSUANCE OF SHARES OF OUR COMMON STOCK TO BE ISSUED IN A PRIVATE PLACEMENT OF COMMON STOCK for gross proceeds of up to $7.2 million PURSUANT TO RULE 506(B) OF THE SECURITIES ACT OF 1933, AS AMENDED, WITHOUT GIVING EFFECT TO THE 19.99% CAP PROVIDED UNDER RULE 5635(D).

In order to raise additional capital for the Company, the Board intends to commence a private placement of common stock of the Company for aggregate proceeds of up to $7.2 million (up to $6 million with a 20% overallotment), at a price per share which equals the Nasdaq Rule 5653(d) Minimum Price definition on the day of commencement of each tranche, but in no event at a price per share lower than $0.60) pursuant to Rule 506(b) of the Securities Act of 1933, as amended (the “Private Placement”).

Each participant in the Private Placement will be afforded certain anti-dilution protections for a period of 18 months following each closing of the Private Placement ~~and any participant investing at least $100,000 will receive the grant of a lot at Algodon Wine Estates~~. If, during the 18-month period following each closing of the Private Placement, the Company issues or sells any shares of common stock of the Company (a “Dilutive Issuance”), then each participant in the Private Placement will automatically be issued such number of shares of common stock as is necessary to maintain the percentage ownership that such participant would have had if the Dilutive Issuance had not occurred.

Assuming the raise of $7.2 million in proceeds at a price per share of $0.60, we anticipate that the Company will issue no more than 12,000,000 shares, not including any issuance of shares of common stock pursuant to the Dilutive Issuance, which we cannot ascertain at this time.

Proceeds from the Private Placement will be used to extinguish Company debt. The Company anticipates that the Private Placement will be completed within three to four months from date of commencement.

Why Does the Company Need Stockholder Approval?

Our common stock is listed on The Nasdaq Capital Market and, as such, we are subject to the Nasdaq Stock Market Rules. Nasdaq Stock Rule 5635(d) is referred to as the “Nasdaq 20% Rule.” In order to comply with the Nasdaq 20% Rule, we are seeking stockholder approval to permit the potential issuance of more than 19.99% of our outstanding common stock outstanding as of immediately prior to the Private Placement.

The Nasdaq 20% Rule requires that an issuer obtain stockholder approval prior to certain issuances of common stock or securities issuable at lower than Minimum Price, as defined in Nasdaq Rule 5653(d) if such issuance equals 20% or more of the common stock or voting power of the issuer outstanding before the transaction (the “Cap”). “Minimum Price” means a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement.

Assuming the raise of all $7.2 million at a price per share of $0.60, the Company will be required to issue approximately 12,000,000 shares of the Company’s common stock, which would represent approximately 487% of the shares of common stock outstanding on November 3, 2023.

To meet the Nasdaq 20% rule, we need stockholder approval under the listing rules of Nasdaq to permit the potential issuance of more than 20% of our outstanding common stock in accordance with the terms of the Private Placement.

What is the Effect on Current Stockholders if Proposal No. 3 is Approved?

If our stockholders approve this proposal, we will be able to eliminate the Cap and therefore have the option to issue the maximum number of shares of common stock issuable pursuant to the terms of the Private Placement which would exceed 19.99% of our issued and outstanding shares of common stock as of the date we commence the Private Placement. This would allow the Company the ability to raise the entire $7.2 million under the Private Placement. If stockholders approve the Proposal No. 3, the rights or privileges of our existing stockholders will not be affected, except that the economic and voting interests of each of our existing stockholders will be significantly diluted. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance.

What is the Effect on Current Stockholders if the Proposal No. 3 is NOT approved?

If our stockholders do not approve this Proposal No. 3, we may be limited in the amount of money we raise under the Private Placement. We are not seeking the approval of our stockholders to authorize our entry into the Private Placement, only to approve the issuance of shares beyond the Cap. The failure of our stockholders to approve the proposal may result in our inability to raise money under the Private Placement. Accordingly, if the Company is limited in the number of shares it can issue under the Private Placement, dilution to stockholders will be limited and have the effect of limiting the Company’s growth potential with no additional capital.

Required Vote

In accordance with Delaware law, approval of Proposal No. 3 requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on this proposal at the Special Meeting. As a result, abstentions will have the same effect as votes against this proposal.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMEND A VOTE “FOR” THE FULL ISSUANCE OF SHARES OF OUR COMMON STOCK TO BE ISSUED IN A PRIVATE PLACEMENT OF COMMON STOCK for gross proceeds of up to $7.2 million PURSUANT TO RULE 506(B) OF THE SECURITIES ACT OF 1933, AS AMENDED, WITHOUT GIVING EFFECT TO THE 19.99% CAP PROVIDED UNDER RULE 5635(D).